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                                                                     EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT

                  This AMENDMENT NO. 1 to STOCK PURCHASE AGREEMENT, dated as of November 3, 2003 (this "First Amendment"), by and among Access Integrated Technologies, Inc., a Delaware corporation ("Buyer"), Hollywood Software, Inc., a California corporation ("Company"), David Gajda and Robert Jackovich (collectively, the "Sellers" and each individually, a "Seller") and Joseph Gunnar & Co., LLC, a New York limited liability company ("Underwriter").

                  WHEREAS, Buyer, Company and the Sellers have entered into that certain Stock Purchase Agreement, dated as of July 17, 2003 (the "Purchase Agreement");

                  WHEREAS, Buyer has agreed to pay the Purchase Price to the Sellers at the Closing pursuant to Section 1.2 of the Purchase Agreement;

                  WHEREAS, the obligation of Buyer and each of the Sellers to consummate the transactions contemplated by the Purchase Agreement is conditioned, among other things, upon Buyer's consummation of an underwritten public offering with aggregate net proceeds of not less than $3,000,000 pursuant to Sections 4.1(p) and 4.2(h), respectively, of the Purchase Agreement (the "IPO Condition");

                  WHEREAS, Buyer and Underwriter have indicated that the Securities Exchange Commission will not declare the Registration Statement on Form SB-2 relating to the proposed IPO by Buyer (SEC File No.: 333-107711) (the "Registration Statement") effective unless either (i) the Closing of Buyer's acquisition of the Company occurs prior to effectiveness, or (ii) the IPO contemplated by the Registration Statement is completed with certain changes in offering structure, including the establishment of an IPO escrow.

                  WHEREAS, at Buyer and Underwriter's request and in order to facilitate the prompt and efficient closing of the IPO, Buyer and each of the Sellers agree to waive, subject to the terms and conditions of this First Amendment, the IPO Condition; and

                  WHEREAS, the parties desire to amend certain provisions of the Purchase Agreement in connection with the waiver of the IPO Condition.

                  NOW, THEREFORE, in consideration of the foregoing (each of which shall be deemed to be an integral part of this First Amendment) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Definitions. Capitalized terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Purchase Agreement.

                  2. Waiver of IPO Condition. In order to effectuate the Closing, Buyer and each of the Sellers hereby agree to waive the IPO Condition.


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                  3. Amendment. In connection with the waiver of the IPO
Condition and notwithstanding the terms of Section 1.2 of the Purchase Agreement regarding Buyer's payment of the Purchase Price to the Sellers, the following modifications to the Purchase Agreement shall be made:

                  (a) Closing Date Consideration. In lieu of the Purchase Price, the consideration to be delivered by Buyer to the Sellers at the Closing shall be paid by issuing two (2) secured promissory notes of Buyer, each in the principal amount of $3.625 million, substantially in the form of Exhibit A hereto (the "Closing Notes"), each of which Notes shall be secured pursuant to a Pledge Agreement in substantially the same for as Exhibit B to this First Amendment (the "Initial Pledge Agreement"). The Closing shall occur on the date hereof. Notwithstanding anything to the contrary contained in the Purchase Agreement, this First Amendment or any other agreement contemplated hereby or thereby, in the event that the Registration Statement is not declared effective on or before November 11, 2003, any transactions occurring at the Closing and any deliveries made by Buyer, Sellers or the Company at or in connection with such Closing shall automatically be deemed rescinded and of no force and effect, including, without limitation, the Employment Agreements of each Seller attached as exhibits to the Purchase Agreement.

                  (b) Post-Closing Exchange Consideration. Upon and subject to the completion of the IPO, Buyer shall pay the Purchase Price to the Sellers in exchange for the Closing Notes (the "Exchange"). On or prior to the earlier of the end of the fifth (5th) business day following the date upon which the Registration Statement shall have been declared effective (the date of such effectiveness being referred to herein as the "Effective Time"), the parties shall concurrently make the following deliveries in connection with the Exchange (the "Consideration Exchange Deliveries"):

                  (x) Each of the Sellers, upon receipt of the Cash Purchase Price in accordance with clause (y) below, shall deliver the Closing Notes to Buyer for cancellation;

                  (y) Underwriter shall, at the direction of Buyer and in accordance with Section 1.2(f) of the Purchase Agreement, deliver by wire transfer that portion of the net proceeds of the IPO representing the Cash Purchase Price directly to the Sellers and, if applicable, certain designated holders of Company Options; and

                  (z) Buyer shall, subject to the Sellers' delivery of the Closing Notes in accordance with clause (x) above, deliver the Buyer Common Stock and the Notes in accordance with Sections 1.2(a)(ii) and (iii) of the Purchase Agreement.

                  (c) Default; Rescission. For purposes of this First Amendment, a "Rescission Event" shall be deemed to exist immediately upon the occurrence of any of the following: (1) prior to the fifth (5th) business day following the Effective Time, the parties shall not have completed the Exchange and made the Consideration Exchange Deliveries, through no fault of the Sellers, (2) Buyer shall take any action, prior to completing the Exchange and making the Consideration Exchange Deliveries, to (A) remove either of the Sellers as a director or officer of the Company or appoint any executive officer of the Company having a title or responsibilities that are not subordinate to the Sellers, (B) change the composition of the Board of Directors by increasing or decreasing the number of authorized directors, (C) issue or cause the Company to issue any securities of the Company, or (D) hire or fire any employees of the Company without the express written consent of Sellers, (3) Buyer or Seller shall initiate or have initiated against it any assignment for the benefit of creditors, bankruptcy, insolvency or other such proceeding under state or federal law, (4) Buyer shall sell, assign, pledge, transfer or otherwise encumber any of the shares of common stock of the Company, or (5) Buyer shall agree or cause any other person or entity to agree to any of the foregoing. Upon the occurrence of any Rescission Event, (i) any transaction or exchange of documentation shall automatically be deemed rescinded (unless Sellers and the Company shall have delivered written notice to Buyer specifically waiving or providing additional time for Buyer to cure such Rescission Event), (ii) all right, title and interest in the Company Stock shall be deemed to have reverted back to the Sellers, and (iii) each of Buyer and Sellers shall return all original documentation exchanged in connection with the Closing.


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                  4. Remedies. Other than any remedies that available to the
Sellers pursuan tto the terms of the Initial Pledge Agreement or the Closing Notes, each Seller hereby acknowledges and agrees that its sole and exclusive remedy in the event of a the failure of Buyer to complete the Exchange as a result of a Rescission Event shall be (i) a rescission of the Closing and related transactions, including the reversion of all right, title and interest in the Company Stock to the Sellers, (ii) payment by Buyer of all reasonable legal fees, costs and expenses incurred by the Company or Sellers in connection with the negotiation, execution and delivery of this First Amendment (the "Transaction Fees") and the exercise of any rescission remedies by the Company or Sellers hereunder, and (iii) indemnification and defense by Buyer of the Company, each of the Sellers and their respective directors, officers, affiliates, successors or assigns, from and against any and all claims, losses, damages, legal proceedings, and other costs (including reasonable attorneys' and accountants' fees and costs) resulting from the treatment of the Closing and any subsequent rescission contemplated by this First Amendment as a taxable disposition or sale of the Shares by the Sellers (the "Exclusive Remedy"). In the event that the Closing occurs and the Exchange is made as contemplated by this First Amendment, Buyer agrees to pay or immediately reimburse Sellers and/or the Company for any Transaction Fees.

                  5. Limited Effect. Except as expressly amended and modified by this First Amendment, the Purchase Agreement shall continue in full force and effect in accordance with its terms.

                  6. Counterparts. For convenience of the parties, this First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
First Amendment to be duly executed on its behalf as of the date first above written.

                                          ACCESS INTEGRATED TECHNOLOGIES, INC.,
                                          a Delaware corporation




                            By:       /s/ A. Dale Mayo
                                 ----------------------------------------------
                                 Name:    A. Dale Mayo
                                 Title:   President/Chief Executive Officer



                            HOLLYWOOD SOFTWARE, INC.,
                            a California corporation




                            By:
                                     ------------------------------------------
                                     Name:
                                     President


                            THE SELLERS:






                            /s/ David Gajda
                            ----------------------------------------------------
                            David Gajda




                            /s/ Robert Jackovich
                            ----------------------------------------------------
                            Robert Jackovich


                            JOSEPH GUNNAR & CO., LLC,
                            a New York limited liability company



                            By:   /s/ Stephan Stein
                                -----------------------------------------------
                                Name: Stephan Stein
                                Title: Member